CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8333-91875) pertaining to the 1998 Employee Stock Purchase Plan, The 1998 Stock Plan and in the 1995 Employees' Class B Common Stock Incentive Stock Option Plan of Interactive Magic, Inc. of our report dated December 3, 1998, except for Note 10, as to which the date is February 12, 1999, with respect to the combined financial statements of Multiplayer Games Network, Inc., Tantalus, Inc. and MPG-Net, Inc. as of October 31, 1998 and December 31, 1997 and for the ten months ended October 31, 1998 and for the year ended December 31, 1997, included in iEntertainment Network, Inc.'s (f/k/a Interactive Magic, Inc.) Current Report (Form 8-K/A) filed with the Securities and Exchange Commission.




/s/Ernst & Young LLP
Raleigh, North Carolina
February 10, 2000